Exhibit 99.1

News Release

CHIQUITA REPORTS 4TH QUARTER 2003 NET INCOME OF $8 MILLION, $0.19 EPS

FULL YEAR 2003 NET INCOME OF $99 MILLION, $2.46 EPS

Strongest fourth quarter in five years

as company cut costs, benefited from a stronger euro

CINCINNATI – February 17, 2004 – Chiquita Brands International, Inc. (NYSE: CQB) today reported fourth-quarter net income of $8 million, or $0.19 per share. The company had a net loss of $26 million, or $0.66 per share, in the year-ago quarter.

QUARTERLY FINANCIAL HIGHLIGHTS

•	Net sales for the quarter were $686 million, up $323 million from the fourth quarter of 2002. Atlanta AG (“Atlanta”), a German fresh produce distributor acquired in March 2003, accounted for $260 million of the increase. The remainder resulted from increased sales volume of bananas, pineapples, avocados and melons, and favorable European exchange rates.

•	Operating income from continuing operations in the fourth quarter of 2003 was $19 million, compared to an operating loss in the year-ago period of $13 million pro forma, adjusted for the change in cost accounting made at the beginning of 2003 and shown in Exhibit A. (The historical fourth quarter 2002 operating loss, not adjusted for the accounting change, was $29 million.)

•	Operating income in the fourth quarter of 2003 includes the following items:

•	$11 million of gains, primarily from the sale of a Miami facility ($3 million), and the previously announced sale of an investment in Mundimar Ltd., a Honduran palm-oil joint venture ($7 million).

•	$6 million of charges, primarily related to Atlanta’s restructuring costs.

The 2002 fourth-quarter operating loss included $21 million of charges from: restructuring at Atlanta ($12 million); flooding in Costa Rica and Panama ($5 million); and severance associated with company cost-reduction programs ($4 million).

•	Net income in the 2003 fourth quarter includes a $2 million loss, or $0.06 per share, from discontinued operations, primarily from the sale of several Atlanta subsidiaries. The 2002 fourth-quarter net loss included income of $14 million, or $0.34 per share, from discontinued operations, primarily a $10 million gain on the sale of Castellini, a U.S. wholesale produce distribution business.

“Chiquita had its best fourth quarter in five years as the company continued to cut costs and benefit from a strong euro,” said Fernando Aguirre, president and chief executive of the company. “We also progressed against our goals, reducing debt by $42 million during the quarter, and divesting additional non-core assets.”

“We are continuing the execution of a successful turnaround plan, and I am excited by the opportunity to lead the next phase of the transformation of Chiquita into a much more consumer- and marketing-centric organization,” said Aguirre, who joined the company Jan. 12, 2004.

QUARTERLY SEGMENT RESULTS

(All comparisons below are to the fourth quarter of 2002, unless otherwise specified.)

Bananas

Fourth-quarter 2003 net sales for the company’s banana segment, which includes bananas marketed by Atlanta, rose 25 percent to $399 million. Approximately half of the increase resulted from the acquisition of Atlanta.

Fourth-quarter operating income for the company’s banana segment was $22 million, compared to an operating loss of $2 million last year on a pro forma basis after adjusting for the accounting change. (The historical operating loss for the segment in the 2002 fourth quarter, not adjusted for the accounting change, was $19 million.)

The improvements in 2003 banana operating results were primarily due to:

•	$10 million net European pricing and currency benefit, comprised of a $16 million net increase from currency, partially offset by $6 million in lower local European pricing. (The $16 million net increase from currency consists of a $30 million increase in revenue from the stronger euro, less $6 million in increased local costs, $6 million of increased hedging costs, and $2 million from lower balance sheet translation gains.);

•	$3 million of lower operating costs, which consists of $14 million of lower production and logistics costs, mostly offset by higher personnel costs related to incentive compensation;

•	$3 million improvement in the Asian operations;

•	$3 million gain on the sale of a Miami facility in the 2003 fourth quarter; and

•	$10 million less in charges versus the 2002 fourth quarter, when the company incurred charges related to flooding in Costa Rica and Panama ($5 million in 2002 fourth quarter), had higher Atlanta restructuring costs ($4 million in the 2002 fourth quarter vs. $2 million in 2003 fourth quarter), and higher severance costs.

The favorable items above were partially offset by:

•	$2 million of higher costs associated with purchased fruit, fuel and paper; and

•	$2 million adverse effect of North American banana pricing.

For details on banana volume and pricing, see Exhibits B and C in the tables at the back of the press release.

Other Fresh Produce

The company’s other fresh produce segment includes the marketing and distribution of fresh fruits and vegetables other than bananas. Chiquita generally sources these products from independent growers. The segment also includes Chiquita’s new fresh cut fruit business.

Fourth-quarter 2003 net sales for other fresh produce were $274 million, compared to $32 million in the 2002 fourth quarter. Approximately 90 percent of the increase was due to the acquisition of Atlanta.

The fourth-quarter 2003 operating loss for the other fresh produce segment was $9 million, compared to an $11 million operating loss in the fourth quarter of 2002.

The 2003 fourth-quarter operating loss includes: $3 million of charges related to restructuring at Atlanta and $3 million of losses associated with the start-up of the company’s fresh cut fruit business and its first plant near Chicago.

The 2002 fourth-quarter operating loss included $8 million of charges, primarily related to severance and asset write-downs at Atlanta.

FULL YEAR 2003

Net sales for 2003 were $2.6 billion, compared to $1.6 billion in 2002. Approximately 80% of the increase is due to the acquisition of Atlanta, which was completed in late March. Atlanta was fully consolidated for only three quarters in 2003.

Net income for the full year 2003 was $99 million, or $2.46 per share. The company’s 2002 results consisted of: (1) a first-quarter net loss of $398 million, which included $286 million of charges related to the company’s emergence from bankruptcy and implementation of fresh start accounting, and a charge of $145 million for a change in the method of accounting for goodwill; and (2) net income of $13 million, or $0.33 per share, for the nine months ended Dec. 31, 2002.

Operating income for 2003 was $140 million, compared to $41 million in the first quarter of 2002, prior to the company’s emergence from bankruptcy, and $26 million for the nine months ended Dec. 31, 2002.

Operating income for 2003 includes $41 million of net gains on asset sales, primarily from the Armuelles, Panama banana division and several equity method investment joint-ventures, and $25 million of charges related to severance, asset write-downs, closure of branches at Atlanta and closure of banana farms.

Operating income in 2002 included $21 million of charges, which resulted from restructuring at Atlanta ($12 million); flooding in Costa Rica and Panama ($5 million); and severance associated with company cost-reduction programs ($4 million).

Net income for the full year of 2003 includes $3 million, $0.08 per share, from discontinued operations, which includes a $9 million gain on the sale of CPF, the company’s vegetable canning business. The 2002 results include the following from discontinued operations: a $64 million charge related to the financial restructuring in the first quarter; and $20 million of income, or $0.50 per share, in the nine months ended Dec. 31, 2002, including a $10 million gain on the sale of Castellini.

FULL YEAR SEGMENT RESULTS

(All comparisons below are to the full year 2002, unless otherwise specified.)

Bananas

Full year 2003 net sales for the company’s banana segment were $1.6 billion, up from $1.3 billion in 2002.

Full year 2003 operating income for the company’s banana segment was $133 million. Banana segment 2002 operating income consisted of the following: $38 million in the first quarter, prior to Chiquita’s emergence from bankruptcy, and $43 million for the nine months ended Dec. 31, 2002.

The $52 million improvement in 2003 operating income compared to 2002 was primarily due to the following favorable items:

•	$51 million from lower production, logistics and advertising costs;

•	$21 million gain on the sale of the Armuelles banana production division;

•	$6 million net European pricing and currency benefit, comprised of a $77 million net benefit from currency, offset by $71 million in lower local pricing in core Europe, Eastern Europe, and the Mediterranean. (The $77 million net increase from currency consists of a $136 million increase in revenue from the stronger euro, less $19 million in increased local costs, $30 million of increased hedging costs, and $10 million from lower balance sheet translation gains.);

•	$6 million from increased banana volume in Europe and North America;

•	$8 million in lower depreciation expense, primarily related to reductions in asset values recorded in conjunction with the company’s emergence from bankruptcy in March 2002; and

•	$5 million of charges incurred in 2002 related to flooding in Costa Rica and Panama.

These favorable items were partially offset by:

•	$25 million of higher costs associated with purchased fruit, fuel and paper;

•	$11 million of higher personnel costs related to incentive compensation;

•	$4 million increase in costs, primarily severance, associated with the company’s cost-reduction programs; and

•	$5 million adverse effect of North American banana pricing.

For details on full year banana volume and pricing, see Exhibits B and C in the tables at the back of the press release.

Other Fresh Produce

Full year 2003 net sales for the company’s other fresh produce segment were $979 million, compared to $206 million in 2002. The acquisition of Atlanta accounted for approximately 90 percent of the increase.

The full year 2003 operating loss for the company’s other fresh produce segment was $4 million. The other fresh produce segment operating loss for 2002 consisted of $2 million of operating income in the first quarter, and a $21 million operating loss for the nine months ended Dec. 31, 2002.

The $15 million increase in 2003 operating results compared to 2002 was primarily due to the following favorable items:

•	$11 million from improvements and consolidation of Atlanta and increased pineapple and grape sales; and

•	$8 million of gains associated with the sale of shares of Chiquita Brands South Pacific and other equity method investments.

These favorable items were partially offset by:

•	$4 million increase in Atlanta restructuring charges.

ASSET SALES

In 2003, Chiquita sold assets for proceeds totaling approximately $270 million, including cash, stock and debt assumed by buyers. The assets sold in 2003 include: Chiquita Processed Foods for over $200 million in cash, stock and debt assumed by the buyer; Progressive Produce; and several equity method investment joint ventures and port operations.

COST REDUCTIONS

In late 2002, Chiquita initiated a series of global performance-improvement programs to reduce costs over three years. The company anticipated that its gross cost reductions would be partially offset by implementation expenses, such as severance, and possible cost increases affecting the industry.

For 2003, the company realized gross cost reductions of $51 million.

The 2003 gross cost reductions were largely offset by: $25 million of increased purchased fruit, fuel and paper costs; $8 million of implementation expenses associated with cost reduction programs, excluding restructuring at Atlanta; and $11 million of increased personnel costs from higher incentive compensation.

DEBT

In September 2002, the company set a goal of reducing total debt to $400 million by the end of 2005, and achieved it in 2003, two years ahead of schedule. As of Dec. 31, 2003, the company had $395 million of total debt and $134 million of cash on its balance sheet. Details on debt reduction for the fourth quarter and the year can be found in Exhibit D.

CONFERENCE CALL

The company conference call to discuss 2003 results will begin at 4:45 p.m. EST today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-818-5264 in the United States and +913-981-4910 from other locations. An audio replay of the call will also be available until midnight EST Feb. 24, 2004. To access, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 574738. An audio webcast of the call will be available at www.chiquita.com until March 2, 2004; after that date, a transcript of the call will be available on the website.

* * *

Chiquita Brands International is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold primarily under the premium Chiquita® brand. The company is one of the largest banana producers in the world and a major supplier of bananas in North America and Europe. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the impact of changes in the European Union banana import regime expected to occur in connection with the anticipated enlargement of the E.U. in 2004 and the anticipated conversion to a tariff-only regime in 2006; prices for Chiquita products; availability and costs of products and raw materials; currency exchange rate fluctuations; natural disasters and unusual weather conditions; operating efficiencies; labor relations; the continuing availability of financing; the company’s ability to realize its announced cost-reduction goals; and other market and competitive conditions.

The company has international operations in many foreign countries, including those in Central and South America, the Philippines and the Ivory Coast. The company must continually evaluate the risks in these countries, including Colombia, where an unstable environment has made it increasingly difficult to do business. In these countries, the company faces government regulation, currency restrictions and other restraints, risks of burdensome taxes, expropriation, threats to employees, political instability and terrorist activities, including extortion, and risks of U.S. and foreign governmental action in relation to the company. As disclosed in Chiquita’s public filings, the company is currently dealing with one such issue that it has brought to the attention of the appropriate U.S. authorities. Management currently believes the matter can be resolved in a manner that is not material to the company, although there can be no assurance in this regard.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on the factors that could influence Chiquita’s financial results is included it its SEC filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Investors:	Monique Wise, 513-784-6366, mwise@chiquita.com
News media:	Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

# # #

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT - FOURTH QUARTER

(Unaudited - in millions, except per share amounts)

	Quarter Ended Dec. 31, 2003	Quarter Ended Dec. 31, 2002	Pro Forma* for Accounting Change Quarter Ended Dec. 31, 2002
Net sales	$685.5	$362.9	$362.9

Operating expenses
Cost of sales	581.1	334.1	317.5
Selling, general and administrative	82.0	51.2	51.2
Depreciation	10.9	7.0	7.0
Gain on sale of Armuelles	(0.5)	—	—
Gain on sale of equity method investments	(7.1)	—	—

	666.4	392.3	375.7

Operating income (loss)**	19.1	(29.4)	(12.8)
Interest income	1.2	1.0	1.0
Interest expense	(10.1)	(9.6)	(9.6)

Income (loss) from continuing operations before income taxes	10.2	(38.0)	(21.4)
Income taxes	—	(1.9)	(1.9)

Income (loss) from continuing operations	10.2	(39.9)	(23.3)
Discontinued operations**	(2.3)	13.6	13.6

Net income (loss)	$7.9	$(26.3)	$(9.7)

Diluted earnings per share
Continuing operations	$0.25	$(1.00)	$(0.58)
Discontinued operations	(0.06)	0.34	0.34

Net income (loss)	$0.19	$(0.66)	$(0.24)

Shares used to calculate diluted earnings per share	41.4	40.0	40.0

*	Beginning in 2003, the company changed its method of accounting for certain tropical production and logistics expenses from a standard costing method, which allocated costs evenly throughout the year based on volume, to an actual costing method, which recognizes costs as incurred. Under the former accounting policy, $21 million of costs incurred in the first half of 2002 were deferred and fully expensed in the second half of 2002, $4 million in the third quarter and $17 million in the fourth quarter. The accounting change had no effect on total-year costs or results.
**	Operating income for both 2003 and 2002 excludes earnings of the following companies that have been sold: Castellini Group, a U.S. wholesale distribution business sold in December 2002; Progressive Produce Corp., a California packing and distribution company sold in January 2003; Chiquita Processed Foods (CPF), a vegetable canning business sold in May 2003; and several Atlanta subsidiaries sold throughout 2003. Operating results of these companies, including gains or losses on disposition, are included in discontinued operations in the financial statements.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing seasonal and local fruit.

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT - FULL YEAR

(Unaudited - in millions, except per share amounts)

On March 19, 2002, Chiquita completed its financial restructuring when its Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code became effective. For financial reporting purposes, the company used an effective date of March 31, 2002. References to “Predecessor Company” in the following table refer to the company prior to March 31, 2002. References to “Reorganized Company” refer to the company on or after March 31, 2002, after giving effect to the issuance of new securities in accordance with the Plan and implementation of fresh start accounting.

	Reorganized Company			Predecessor Company
	Year Ended Dec. 31, 2003	Nine Months Ended Dec. 31, 2002	Pro Forma* for Accounting Change Nine Months Ended Dec. 31, 2002	Quarter Ended March 31, 2002	Pro Forma* for Accounting Change Quarter Ended March 31, 2002
Net sales	$2,613.5	$1,140.0	$1,140.0	$446.2	$446.2

Operating expenses
Cost of sales	2,224.6	941.5	923.5	346.5	364.5
Selling, general and administrative	249.7	150.6	150.6	42.2	42.2
Depreciation	36.8	22.4	22.4	16.9	16.9
Gain on sale of Armuelles	(21.2)	—	—	—	—
Gain on sale of equity method investments	(16.8)	—	—	—	—

	2,473.1	1,114.5	1,096.5	405.6	423.6

Operating income**	140.4	25.5	43.5	40.6	22.6
Interest income	3.2	2.9	2.9	0.6	0.6
Interest expense	(42.4)	(30.2)	(30.2)	(7.6)	(7.6)
Financial restructuring items	—	—	—	(222.3)	(222.3)

Income (loss) from continuing operations before income taxes and cumulative effect of a change in method of accounting	101.2	(1.8)	16.2	(188.7)	(206.7)
Income taxes	(5.3)	(4.8)	(4.8)	(1.0)	(1.0)

Income (loss) from continuing operations before cumulative effect of a change in method of accounting	95.9	(6.6)	11.4	(189.7)	(207.7)
Discontinued operations:**
Income (loss) from operations	(6.2)	10.0	10.0	(0.1)	(0.1)
Financial restructuring items	—	—	—	(63.5)	(63.5)
Gain on disposal	9.5	9.8	9.8	—	—

Income (loss) before cumulative effect of a change in method of accounting	99.2	13.2	31.2	(253.3)	(271.3)
Cumulative effect of a change in method of accounting for goodwill	—	—	—	(144.5)	(144.5)

Net income (loss)	$99.2	$13.2	$31.2	$(397.8)	$(415.8)

	Reorganized Company			Predecessor Company
	Year Ended Dec. 31, 2003	Nine Months Ended Dec. 31, 2002	Pro Forma* for Accounting Change Nine Months Ended Dec. 31, 2002	Quarter Ended March 31, 2002	Pro Forma* for Accounting Change Quarter Ended March 31, 2002
Diluted earnings per share***
Continuing operations	$2.38	$(0.17)	$0.28	$(2.42)	$(2.65)
Discontinued operations	0.08	0.50	0.50	(0.81)	(0.81)
Cumulative effect of a change in method of accounting for goodwill****	—	—	—	(1.85)	(1.85)

Net income (loss)	$2.46	$0.33	$0.78	$(5.08)	$(5.31)

Shares used to calculate diluted earnings per share	40.4	40.0	40.0	78.3	78.3

*	Beginning in 2003, the company changed its method of accounting for certain tropical production and logistics expenses from a standard costing method, which allocated costs evenly throughout the year based on volume, to an actual costing method, which recognizes costs as incurred. Under the former accounting policy, $18 million of costs incurred in the 2002 first quarter and $3 million of costs incurred in the 2002 second quarter were deferred and fully expensed by year-end ($4 million was expensed in the third quarter and $17 million in the fourth quarter). The accounting change has no effect on total-year costs or results.
**	Operating income for both 2003 and 2002 excludes earnings of the following companies that have been sold: Castellini Group, a U.S. wholesale distribution business sold in December 2002; Progressive Produce Corp., a California packing and distribution company sold in January 2003; Chiquita Processed Foods (CPF), a vegetable canning business sold in May 2003; and several Atlanta subsidiaries sold throughout 2003. Operating results of these companies, including gains or losses on disposition, are included in discontinued operations in the financial statements.
***	Earnings per share calculations for the quarter ended March 31, 2002 are based on shares of old common stock outstanding prior to the company’s emergence from Chapter 11 proceedings on March 19, 2002. Upon emergence, these shares were canceled, and the company issued 40.0 million new common shares.
****	Represents the effect of a change in accounting for goodwill under SFAS 142 that was adopted in the first quarter of 2002.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing seasonal and local fruit.

SUPPLEMENTAL DATA

Exhibit A:

PRO FORMA EFFECT OF CHANGE IN METHOD OF COST ACCOUNTING ON

2002 OPERATING INCOME FROM CONTINUING OPERATIONS

(Unaudited - in millions)

Beginning in 2003, the company changed its method of accounting for certain tropical production and logistics expenses from a standard costing method, which allocated costs evenly throughout the year based on volume, to an actual costing method, which recognizes costs as incurred. Under the former accounting policy, $18 million of costs incurred in the 2002 first quarter and $3 million of costs incurred in the 2002 second quarter were deferred and fully expensed by year-end ($4 million was expensed in the third quarter and $17 million in the fourth quarter). See table below.

The accounting change had no effect on total-year costs or results.

	2002 Historical Operating Income	Effect of Accounting Change	2002 Pro Forma Operating Income
First Quarter	$40.6	$(18.0)	$22.6
Second Quarter	57.5	(2.9)	54.6
Third Quarter	(2.6)	4.3	1.7
Fourth Quarter	(29.4)	16.6	(12.8)

TOTAL	$66.1	$0.0	$66.1

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FOURTH QUARTER

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended Dec. 31, 2003	Quarter Ended Dec. 31, 2002	Percent Change Favorable (Unfavorable) vs Historical 2002	Quarter Ended Dec. 31, 2002 Pro Forma for Accounting Change	Percent Change Favorable (Unfavorable) vs Pro Forma 2002
Net sales by segment
Bananas	$399.0	$319.9	24.7%	$319.9	24.7%
Other Fresh Produce	274.3	32.4	746.6%	32.4	746.6%
Other	12.2	10.6	15.1%	10.6	15.1%
Total net sales	685.5	362.9	88.9%	362.9	88.9%

Segment operating income
Bananas	$21.8	$(18.6)	n/a	$(2.0)	n/a
Other Fresh Produce	(9.4)	(10.9)	13.8%	(10.9)	13.8%
Other	6.7 *	0.1	n/a	0.1	n/a
Total operating income	19.1	(29.4)	n/a	(12.8)	n/a

Operating margins by segment
Bananas	5.5%	(5.8)%	11.3 pts	(0.6)%	6.1 pts
Other Fresh Produce	(3.4)%	(33.6)%	30.2 pts	(33.6)%	30.2 pts

SG&A as a percent of sales	12.0%	14.1%	2.1 pts

Company banana sales volume (40-pound boxes)
European Core Markets	11.4	11.5	(0.9)%
Central and Eastern Europe and Mediterranean countries	5.3	4.7	12.8%
North America	14.1	13.0	8.5%
Asia Pacific (joint venture)	3.6	3.1	16.1%
Total	34.4	32.3	6.5%

Euro average exchange rate, spot (dollars per euro)	1.19	1.00	19.0%
Euro average exchange rate, hedged (dollars per euro)	1.10	0.97	13.4%

*	Primarily representing a $7 million gain on the fourth-quarter sale of the company’s investment in Mundimar Ltd., a Honduran palm-oil joint venture

Exhibit B (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FULL YEAR

(Unaudited - in millions, except for percentages and exchange rates)

	Year Ended Dec. 31, 2003	Year Ended Dec. 31, 2002	Percent Change Favorable (Unfavorable) vs Historical 2002
Net sales by segment
Bananas	$1,579.9	$1,341.0	17.8%
Other Fresh Produce	979.2	206.5	374.2%
Other	54.4	38.7	40.6%
Total net sales	2,613.5	1,586.2	64.8%

SG&A as a percent of sales	9.6%	12.2%	2.6	pts

Company banana sales volume (40-pound boxes)
European Core Markets	47.5	46.2	2.8%
Central and Eastern Europe and Mediterranean countries	16.5	15.6	5.8%
North America	55.1	54.1	1.8%
Asia Pacific (joint venture)	13.9	12.2	13.9%
Total	133.0	128.1	3.8%

Euro average exchange rate, spot (dollars per euro)	1.13	0.95	18.9%
Euro average exchange rate, hedged (dollars per euro)	1.06	0.92	15.2%

Exhibit C:

COMPANY AVERAGE BANANA PRICES *

YEAR-OVER-YEAR PERCENT CHANGE

2003 vs. 2002

	Q1	Q2	Q3	Q4	YEAR
North America	3%	-4%	-1%	-2%	-1%

European Core Markets **
U.S. Dollar basis, unhedged	11%	12%	3%	18%	12%
Local Currency	-9%	-10%	-10%	0%	-7%

Central & Eastern Europe/Mediterranean
U.S. Dollar basis, unhedged	4%	-3%	-8%	2%	-2%
Local Currency	-15%	-22%	-20%	-14%	-19%

Asia
U.S. Dollar basis, unhedged	-7%	0%	1%	12%	0%
Local Currency	-18%	-7%	-1%	6%	-5%

COMPANY BANANA VOLUME YEAR-OVER-YEAR PERCENT CHANGE 2003 vs. 2002

	Q1	Q2	Q3	Q4	YEAR
North America	-5%	1%	3%	9%	2%
European Core Markets **	3%	10%	-1%	-1%	3%
Central & Eastern Europe/Mediterranean	-16%	-2%	40%	13%	6%
Asia	7%	6%	23%	16%	14%

*	Prices on a U.S. dollar basis do not include the impact of hedging or local costs
**	EU-15 member states, plus Norway and Switzerland

Exhibit D:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE - FOURTH QUARTER & FULL YEAR

(Unaudited - in millions)

FOURTH QUARTER	Sept. 30, 2003	Additions	Payments, Other Reductions	Dec. 31, 2003
Parent Company
10.56% Senior Notes	$250.0	$—	$—	$250.0

Subsidiaries
Chiquita Brands Inc. facility
Revolver	—	—	—	—
Term loan	6.0	—	(6.0)	—
Term loan for Atlanta AG *	40.0	—	(30.2)	9.8

Shipping	111.0	—	(2.6)	108.4
Chiquita-Enza ***	16.3	—	(0.2)	16.1
Other	13.0	—	(2.7)	10.3

Total debt	$436.3	$—	$(41.7)	$394.6

FULL YEAR	Dec. 31, 2002	Additions	Payments, Other Reductions	Dec. 31, 2003
Parent Company
10.56% Senior Notes	$250.0	$—	$—	$250.0

Subsidiaries
Chiquita Brands Inc. facility
Revolver	—	—	—	—
Term loan	64.3	—	(64.3)	—
Term loan for Atlanta AG *	—	65.0	(55.2)	9.8

Shipping **	109.9	14.0	(15.5)	108.4
Consolidation of Chiquita-Enza ***	—	17.9	(1.8)	16.1
Other	12.3	2.7	(4.7)	10.3

Total debt, excluding CPF ****	436.5	99.6	(141.5)	394.6

CPF – sold in May 2003	81.0	—	(81.0)	—

Total debt, including CPF	$517.5	$99.6	$(222.5)	$394.6

*	The company took out a $65 million term loan in March to repay Atlanta’s German lenders, as part of the acquisition.
**	In January 2003, the company financed the purchase of a ship that had been leased.
***	New accounting rules required the consolidation of certain joint ventures which were previously accounted for as equity method investments. The company’s investment in the Chiquita-Enza joint venture, a Chilean producer and distributor of non-banana fresh fruit, qualified for consolidation under the new rules. The company began consolidating Chiquita-Enza on July 1, 2003, when it had $18 million of debt.
****	CPF, or Chiquita Processed Foods, was the company’s vegetable canning division.